Exhibit 99.1

JCPENNEY REPORTS FOURTH QUARTER AND FISCAL 2018 EARNINGS

Inventory Reduced 13.1 % From Prior Year

Generated Positive Operating Cash Flow of $359M and Free Cash Flow of $111M in Fiscal 2018

PLANO, Texas - (Feb. 28, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal fourth quarter and full year ended Feb. 2, 2019. On a shifted basis, which compares the 13 weeks ended Feb. 2, 2019 and Feb. 3, 2018, comparable sales decreased 4.0%. On an unshifted basis, comparable sales for the fourth quarter decreased 6.0%. For the full year, comparable sales decreased 3.1%. Net income for the quarter was $75 million, or $0.24 per share, and net loss for the full year was $255 million, or ($0.81) per share.

“For the past few months, I have met with and listened to JCPenney associates throughout the organization, as well as our valued suppliers, customers and other partners, to gain their candid perspectives on our Company, both positive and constructive. Based on everything I have seen and heard, I am even more convinced that JCPenney is a revered brand that has the capacity to deliver improved results. In spite of our past financial performance, we have already taken meaningful steps to drive improvement in key businesses such as women’s apparel, active apparel, special sized apparel and fine jewelry,” said Jill Soltau, chief executive officer of JCPenney.
“As we forge a path to sustainable profitable growth, our decisions included eliminating non-core and low gross margin product categories, significantly reducing unproductive inventory and continuing the revitalization of our women’s apparel business. While we are pleased with these actions, we know we need to move faster to reestablish the fundamentals of retail, build capabilities focused on satisfying our customers’ wants and needs and ensure that our digital and store operations operate seamlessly to provide an experience that wins with customers. We have much work to do to position JCPenney for success and create long-term value for our shareholders, however our unwavering focus and discipline is already enabling meaningful progress,” Soltau added.

Fourth Quarter 2018 Results

Unless noted otherwise, the following financial results reflect the 13 weeks ended Feb. 2, 2019 for fiscal 2018 and reflect the 14 weeks ended Feb. 3, 2018 for fiscal 2017.

Total net sales for the 2018 fourth quarter decreased 9.5 % to $3.67 billion compared to $4.05 billion for the fourth quarter last year. On a shifted basis, which compares the 13 weeks ended Feb. 2, 2019 and Feb. 3, 2018, comparable sales decreased 4.0%. On an unshifted basis, comparable sales for the fourth quarter decreased 6.0%. Credit income, which was previously reflected as a reduction to SG&A, was $121 million for the fourth quarter this year compared to $84 million in the fourth quarter last year.

Jewelry, Women’s Apparel, Children’s Apparel and Men’s Apparel were the Company’s top performing divisions during the quarter.

Cost of goods sold, which excludes depreciation and amortization, was $2.52 billion, or 68.7 % of sales, compared to $2.69 billion, or 66.5 % of sales in the same period last year. The increase as a rate of sales was primarily driven by planned markdown and pricing actions taken in the quarter related to the Company’s initiatives to reduce excess inventory.

SG&A expenses were $1.01 billion, or 27.5 % of sales this year compared to $1.05 billion, or 26.0 % of sales, last year. The dollar reduction this year was primarily attributable to additional SG&A expenses last year related to the extra week in the fourth quarter of fiscal 2017. In addition, other SG&A expense reductions included lower incentive compensation.

Net income for the fourth quarter was $75 million, or $0.24 per share, compared to net income of $242 million, or $0.77 per share in the same period last year.

Adjusted net income was $57 million, or $0.18 per share, compared to adjusted net income of $160 million, or $0.51 per share, last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Full Year 2018 Results

Unless noted otherwise, the following financial results reflect the 52 weeks ended Feb. 2, 2019 for fiscal 2018 and reflect the 53 weeks ended Feb. 3, 2018 for fiscal 2017.

Total net sales for fiscal 2018 decreased 7.1 % to $11.66 billion compared to $12.55 billion for fiscal 2017. Comparable sales decreased 3.1 % for the year. Credit income for 2018 was $355 million compared to $319 million last year.

Cost of goods sold, which excludes depreciation and amortization, was $7.87 billion, or 67.5 % of sales, for 2018 compared to $8.21 billion, or 65.4 % of sales last year. The increase as a rate of sales was primarily driven by planned markdown and pricing actions taken during the year to reduce excess inventory.

SG&A expenses were $3.60 billion, or 30.8 % of sales this year compared to $3.85 billion, or 30.6 % of sales, last year. The dollar reduction was driven by store controllable costs, lower incentive compensation and corporate overhead.

The Company’s net loss for 2018 was $255 million, or ($0.81) per share, compared to a net loss of $118 million, or ($0.38) per share last year.

Adjusted net loss was $296 million, or ($0.94) per share, this year compared to adjusted net income of $31 million, or $0.10 per share, last year.

Cash and cash equivalents at the end of fiscal 2018 were $333 million. Inventory at the end of the fiscal year was $2.44 billion, down 13.1 % compared to the end of fiscal 2017. Liquidity at year end was approximately $1.9 billion.

2019 Store Closures Update

The Company has determined that it will close 18 full-line stores in 2019, including the three locations previously announced in January. In addition, the Company will also close 9 ancillary home and furniture stores, further aligning the Company’s brick-and-mortar presence with its omnichannel network, and enabling capital resources to be reallocated to locations and initiatives that offer the greatest long-term value potential.

The stores identified for closure either require significant capital, are minimally cash flow positive today relative to the Company's overall consolidated average or represent a real estate monetization opportunity. Comparable sales performance for the closing stores was significantly below the remaining store base and these stores operate at a much higher expense rate given the lack of productivity. Associates who will be impacted by the store closures will receive separation benefits, which includes assistance identifying other employment opportunities and outplacement services, such as resume writing and interview preparation.

During the first half of 2019, the Company expects to record an estimated pre-tax charge of approximately $15 million, primarily relating to non-cash asset impairments and transition costs, in connection with this action.

Nearly all impacted stores are expected to close in the second quarter of 2019.

Outlook
The Company currently expects free cash flow1 to be positive for fiscal year 2019.

1A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

2018 Fourth Quarter and Full Year Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Jill Soltau and Senior Vice President of Finance, Trent Kruse. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 5057577 conference ID or visit the Company’s investor relations website at https://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 5057577 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings, and the Company’s ability to access the debt or equity markets on favorable terms or at all. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Twelve Months Ended
Statements of Operations:	February 2, 2019	February 3, 2018	% Inc. (Dec.)		February 2, 2019	February 3, 2018	% Inc. (Dec.)
Total net sales	$3,665	$4,051	(9.5)%		$11,664	$12,554	(7.1)%
Credit income and other	121	84	44.0%		355	319	11.3%
Total revenues	3,786	4,135	(8.4)%		12,019	12,873	(6.6)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	2,519	2,692	(6.4)%		7,870	8,208	(4.1)%
Selling, general and administrative (SG&A)	1,007	1,052	(4.3)%		3,596	3,845	(6.5)%
Depreciation and amortization	137	150	(8.7)%		556	570	(2.5)%
Real estate and other, net	(6)	(11)	(45.5)%		(19)	(146)	(87.0)%
Restructuring and management transition	2	9	(77.8)%		22	184	(88.0)%
Total costs and expenses	3,659	3,892	(6.0)%		12,025	12,661	(5.0)%
Operating income/(loss)	127	243	(47.7)%		(6)	212	(100.0)%	+
Other components of net periodic pension cost/(income)	(14)	8	100.0%	+	(71)	98	100.0%	+
(Gain)/loss on extinguishment of debt	—	(2)	(100.0)%	+	23	33	(30.3)%
Net interest expense	78	81	(3.7)%		313	325	(3.7)%
Income/(loss) before income taxes	63	156	(59.6)%		(271)	(244)	(11.1)%
Income tax expense/(benefit)	(12)	(86)	(86.0)%		(16)	(126)	(87.3)%
Net income/(loss)	$75	$242	(69.0)%		$(255)	$(118)	(100.0)%	+
Earnings/(loss) per share - basic	$0.24	$0.77	(68.8)%		$(0.81)	$(0.38)	(100.0)%	+
Earnings/(loss) per share - diluted	$0.24	$0.77	(68.8)%		$(0.81)	$(0.38)	(100.0)%	+

Financial Data:
Comparable store sales increase/(decrease) (1)	(6.0)%	2.6%			(3.1)%	0.1%
Ratios as a percentage of total net sales:
Cost of goods sold	68.7%	66.5%			67.5%	65.4%
SG&A expenses	27.5%	26.0%			30.8%	30.6%
Operating income/(loss)	3.5%	6.0%			(0.1)%	1.7%
Effective income tax rate	(19.0)%	(55.1)%			(5.9)%	(51.6)%
Common Shares Data:
Issued and outstanding shares at end of period	316.1	312.0			316.1	312.0
Weighted average shares - basic	316.9	312.4			315.7	311.1
Weighted average shares - diluted	317.1	314.6			315.7	311.1

(1)
Comparable store sales are presented on a 52-week basis and include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	February 2, 2019	February 3, 2018
Current assets:
Cash in banks and in transit	$109	$116
Cash short-term investments	224	342
Cash and cash equivalents	333	458
Merchandise inventory	2,437	2,803
Prepaid expenses and other	189	190
Total current assets	2,959	3,451
Property and equipment, net	3,938	4,281
Prepaid pension	147	61
Other assets	677	661
Total assets	$7,721	$8,454

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$847	$973
Other accounts payable and accrued expenses	995	1,156
Current maturities of capital leases, financing obligation and note payable	8	8
Current maturities of long-term debt	92	232
Total current liabilities	1,942	2,369
Long-term capital leases, financing obligation and note payable	204	212
Long-term debt	3,716	3,780
Deferred taxes	131	143
Other liabilities	558	567
Total liabilities	6,551	7,071
Stockholders' equity	1,170	1,383
Total liabilities and stockholders' equity	$7,721	$8,454

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Twelve Months Ended
Statements of Cash Flows:	February 2, 2019	February 3, 2018
Cash flows from operating activities:
Net income/(loss)	$(255)	$(118)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(3)	74
Asset impairments and other charges	56	6
Net gain on sale of operating assets	(67)	(119)
(Gain)/loss on extinguishment of debt	23	33
Depreciation and amortization	556	570
Benefit plans	(65)	106
Stock-based compensation	10	25
Other comprehensive income tax benefits	(11)	(60)
Deferred taxes	(13)	(63)
Change in cash from:
Inventory	366	93
Prepaid expenses and other assets	1	(15)
Merchandise accounts payable	(126)	(4)
Income taxes	—	(12)
Accrued expenses and other (1)	(113)	(62)
Net cash provided by/(used in) operating activities	359	454
Cash flows from investing activities:
Capital expenditures	(392)	(395)
Proceeds from sale of operating assets	144	154
Joint venture return of investment	3	9
Insurance proceeds received for damage to property and equipment	1	3
Net cash provided by/(used in) investing activities	(244)	(229)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	400	—
Proceeds from borrowings under the credit facility	3,895	804
Payments of borrowings under the credit facility	(3,895)	(804)
Premium on early retirement of long-term debt	(20)	(30)
Payments of capital leases, financing obligation and note payable	(6)	(16)
Payment of long-term debt	(607)	(599)
Financing costs	(7)	(9)
Proceeds from stock issued under stock plans	3	5
Tax withholding payments for vested restricted stock	(3)	(5)
Net cash provided by/(used in) financing activities	(240)	(654)
Net increase/(decrease) in cash and cash equivalents	(125)	(429)
Cash and cash equivalents at beginning of period	458	887
Cash and cash equivalents at end of period	$333	$458

(1)	Includes construction allowances collected from landlords of $23 million and $20 million for the twelve months ended February 2, 2019 and February 3, 2018, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture), the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps and the impact of tax reform. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture, the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps and the impact of tax reform are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges and such as joint venture earnings from the sale of excess land included in the proportional share of net income from our Home Office Land Joint Venture. Additionally, other components of net periodic pension cost/(income) which is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility. We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the proportional share of net income from the Home Office Land Joint Venture, the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest swaps and the impact of tax reform on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net income/(loss)	$75	$242	$(255)	$(118)
Add: Net interest expense	78	81	313	325
Add: (Gain)/loss on extinguishment of debt	—	(2)	23	33
Add: Income tax expense/(benefit)	(12)	(86)	(16)	(126)
Add: Depreciation and amortization	137	150	556	570
Add: Restructuring and management transition charges	2	9	22	184
Add: Other components of net periodic pension cost/(income)	(14)	8	(71)	98
Less: Proportional share of net income from joint venture	—	(8)	(4)	(31)
Adjusted EBITDA (non-GAAP)	$266	$394	$568	$935

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Twelve Months Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net income/(loss)	$75	$242	$(255)	$(118)
Earnings/(loss) per share-diluted	$0.24	$0.77	$(0.81)	$(0.38)

Add: Restructuring and management transition charges(1)	2	9	22	184
Add: Other components of net periodic pension cost/(income)(1)	(14)	8	(71)	98
Add: (Gain)/loss on extinguishment of debt(1)	—	(2)	23	33
Less: Proportional share of net income from joint venture(1)	—	(8)	(4)	(31)
Less: Tax impact resulting from other comprehensive income allocation(2)	(6)	(14)	(11)	(60)
Less: Impact of tax reform	—	(75)	—	(75)
Adjusted net income/(loss) (non-GAAP)	$57	$160	$(296)	$31
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.18	$0.51	$(0.94)	$0.10

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Twelve Months Ended
	February 2, 2019	February 3, 2018
Net cash provided by/(used in) operating activities	$359	$454
Add: Proceeds from sale of operating assets	144	154
Less: Capital expenditures	(392)	(395)
Free cash flow (non-GAAP)	$111	$213

Net cash provided by/(used in) investing activities (1)	$(244)	$(229)
Net cash provided by/(used in) financing activities	$(240)	$(654)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.